EXHIBIT 12.1
BIOMED REALTY TRUST, INC.
CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

						BioMed Realty Trust, Inc.
	BioMed Realty Trust, Inc.					Predecessor
						Historical
						Combined	Historical Combined
	Pro Forma Consolidated		Historical Consolidated Period			Period	Year Ended
				Year			December 31,
	Nine Months	Year	Nine Months	Ended
	Ended	Ended	Ended	December		January 1 -
	September 30,	December 31,	September 30,	31,	August 11 -	August 17,
	2006	2005	2006	2005	December 31, 2004	2004	2003	2002	2001
Earnings:
Add:
Income before minority interests in property partnerships, minority interest in Operating Partnership	23,521	18,053	23,521	18,053	5,051	1,001	2,334	1,660	1,058

Amortization of interest capitalized	32	20	32	20	6	11	17	17	13
Distributions from unconsolidated joint ventures	100	106	100	106	27	—	—	—	—
Fixed charges (less preferred dividends, see below)	21,842	12,494	31,667	23,934	1,180	1,760	2,901	3,154	2,966
Subtract:

Interest capitalized	(1,284)	(708)	(1,284)	(708)	—	—	—	—	(244)

Total earnings	44,211	29,965	54,036	41,405	6,264	2,772	5,252	4,831	3,793

Fixed charges:

Interest expensed	20,558	11,786	30,383	23,226	1,180	1,760	2,901	3,154	2,722

Preferred dividends	11,063	14,750	—	—	—	—	—	—	—

Interest capitalized	1,284	708	1,284	708	—	—	—	—	244

Total fixed charges	32,905	27,244	31,667	23,934	1,180	1,760	2,901	3,154	2,966

Ratios of Earnings to Combined Fixed Charges and Preferred Dividends	1.3	1.1	1.7	1.7	5.3	1.6	1.8	1.5	1.3